ATSG Reports Strong Second Quarter 2019 Results
Continued Double-Digit Percentage Growth in Revenues, Adjusted Earnings and Adjusted EBITDA
WILMINGTON, OH, August 5, 2019 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter and six months ended June 30, 2019. Results as compared with the second quarter of 2018 include:

•	Customer revenues were $334.6 million, up $131.0 million, or 64 percent.
Each of ATSG's principal business segments, aircraft leasing and air transport, reported higher revenues for the second quarter. Revenues from Omni Air International, which ATSG acquired in November 2018, were the largest contributor to the year-over-year revenue gain.

•	GAAP Earnings from Continuing Operations were a loss of $26.6 million, versus a profit of $24.5 million. GAAP Earnings per Share were a loss of $0.45, versus a profit of $0.21.
The unrealized effect of re-measurement of financial instrument values reduced ATSG's second quarter 2019 after-tax earnings by $33.6 million and increased second quarter 2018 after-tax earnings by $11.1 million. The majority of the loss and gain related to changes in values of warrants issued to Amazon.com Services, Inc. Increases in interest expense, depreciation and amortization expense, and in retiree benefit costs were also significant factors.

•	Adjusted Earnings from Continuing Operations (non-GAAP) increased by $1.7 million, or 10 percent, to $18.7 million. Adjusted Earnings Per Share (non-GAAP) were $0.27 diluted, up $0.02.
Adjusted Earnings from Continuing Operations and Adjusted EPS exclude elements from GAAP results that in management's opinion differ distinctly in predictability among periods or are not closely related to operations. Adjustments from GAAP include financial instrument revaluations, amortization of aircraft lease incentives, retiree benefit costs, and losses of non-consolidated ATSG affiliates.

•	Adjusted EBITDA from Continuing Operations (non-GAAP) were $104.8 million, up $35.0 million, or 50 percent.
Contributions from Omni Air and from the increase in externally leased 767 freighters since June 2018 drove the majority of the Adjusted EBITDA increase.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release. (See the paragraph entitled "Non-GAAP Financial Measures")

•	First-half capital spending was $216.8 million, up 44 percent.
Capital expenditures in the first half of 2019 included $159.0 million for the purchase of seven Boeing 767 aircraft, including three in the second quarter, and for freighter modification costs.
Joe Hete, President and Chief Executive Officer of ATSG, said that ATSG's operating momentum continued during the second quarter, as flight operations for the Department of Defense and Amazon increased versus prior-year periods. ATSG now expects a 36 percent increase in Adjusted EBITDA in the second half versus a year ago, thanks to both increased flight operations and more leased aircraft in service.
"In December 2018, ATSG agreed to lease ten more Boeing 767-300 converted freighters to Amazon, anticipating five deliveries in each of the next two years," Hete said. "At Amazon's request, we now expect to deliver them six 767 freighters this year, and the remaining four in 2020. The first of those six was delivered in June, the second in early July, and the third is due later this month. At the same time, we have agreed to lease four 767 freighters to United Parcel Service this year, starting in September."

Hete added that in both the leasing of converted freighter aircraft and flight and maintenance operations for customers, ATSG is executing according to its plans and on track for a very good 2019. “We look forward to growth in our operations for the Department of Defense, and in fulfilling signed lease commitments from Amazon and United Parcel Service in 2019 for a total of ten converted Boeing 767 freighters. In 2020, we expect to deploy at least 10 more aircraft, four of which are under customer commitments to Amazon and one that we expect to lease to UPS next year,” he said.
Segment Results
Cargo Aircraft Management (CAM)

CAM	Second Quarter		Six Months
($ in thousands)	2019	2018	2019	2018
Aircraft leasing and related revenues	$73,280	$58,603	$147,857	$115,205
Lease incentive amortization	(4,024)	(4,226)	(8,251)	(8,452)
Total CAM revenues	69,256	54,377	139,606	106,753
Segment earnings, pretax	16,683	15,394	32,857	30,858
Significant Developments:

•
CAM's revenues, net of warrant-related lease incentives, increased 27 percent. Second quarter revenues benefited from five more converted 767-300 freighters in service at June 30, 2019, versus the same date a year ago, and a full first half of revenues from eleven Omni Air passenger aircraft that CAM acquired and leased back to Omni Air in November 2018. CAM's external customer revenues increased 5 percent to $40.0 million.

•
At June 30, 2019, ATSG's in-service fleet included seventy-six cargo and eleven passenger aircraft. Fifty-six cargo aircraft were leased to external customers, two more than the prior year. Eleven 767s were awaiting or undergoing conversion to freighters at June 30, including three passenger 767s acquired for conversion during the second quarter of 2019.

•
CAM’s pretax earnings for the quarter were $16.7 million, up 8 percent from the prior-year quarter. In addition to revenue gains from additional aircraft leases, earnings reflected $4.9 million more in allocated interest expense and $8.2 million more for depreciation expense, due to both organic and acquired fleet growth.

ACMI Services

ACMI Services	Second Quarter		Six Months
($ in thousands)	2019	2018	2019	2018
Revenues	$254,938	$119,606	$512,894	$238,980
Segment earnings, pretax	973	500	13,283	3,915
Significant Developments:

•
Revenues more than doubled to $254.9 million from the second quarter last year, stemming mainly from Omni Air's operations for the Department of Defense since ATSG acquired Omni in November 2018, and flight operations in 2019 for United Parcel Service.

•
Pretax earnings were $1.0 million, up from $0.5 million, reflecting contributions from Omni. Earnings were adversely affected by unscheduled engine maintenance expense, and previously forecast ramp-up costs for heavier flight operations in the second half. Interest expense allocated to ACMI Services for the second quarter was $6.4 million in 2019 and $0.5 million in 2018. The increase is primarily related to debt associated with the Omni Air acquisition.

•
Total block hours increased 32 percent from last year's second quarter, principally due to the growth in Omni Air's ACMI and charter operations. Omni Air's block hours for the Department of Defense were lower in the second quarter than in the first quarter of 2019.

Other Activities

Other	Second Quarter		Six Months
($ in thousands)	2019	2018	2019	2018
Total Revenues	$71,104	$65,361	$138,466	$137,259
Revenues from external customers	$39,754	$46,002	$88,375	$93,781
Pretax Earnings	4,006	3,039	5,909	6,757
Significant Developments:

•
Total second-quarter revenues from other activities of $71.1 million increased by $5.7 million, or 9 percent, due largely to growth in maintenance services for its ATSG affiliates. Revenues from external customers decreased $6.2 million, or 14 percent versus the prior-year period, principally due to the termination of sort-facility management services for the U.S. Postal Service in the third quarter of 2018.

•
Pretax earnings increased $1 million, to $4 million. Higher earnings from aircraft maintenance and air network logistics services offset the loss of business with the U.S. Postal Service. During the second quarter of 2019, Amazon began the process of directly contracting for ground services which ATSG has been arranging for them at eight gateway locations. The transition is expected to be completed during August.

Outlook
ATSG continues to project that its Adjusted EBITDA will increase to $450 million in 2019 from $312 million in 2018. The majority of the projected Adjusted EBITDA growth from aircraft leasing activities is expected to occur during the second half, and flight operations for ATSG's commercial customers are also expected to increase compared with first-half levels.
Costs to prepare for heavier second-half flight schedules will continue to affect results for the third quarter, as they did in the second. In addition to these ramp-up costs, ATSG expects aircraft lease transitioning costs to increase in the third quarter. As a result, more of the second-half Adjusted EBITDA growth is expected to occur in the fourth quarter than in the third quarter.
Capital expenditures are still projected to be approximately $475 million in 2019, principally to purchase and modify Boeing 767 aircraft for freighter deployments. The plan includes the purchase of six passenger 767s in the second half of 2019. One earlier purchased passenger 767 has been leased internally to Omni Air and entered charter service in July. CAM has commitments to lease more 767 freighters in 2020, including four for Amazon.
ATSG projects FAA approval by mid-2020 of the certificate application to produce a converted freighter variant of the Airbus A321-200. ATSG expects to invest $6 million in this joint venture with Precision Aircraft Solutions in the second half of 2019.
"Our growth investments are continuing to pay off in both revenue and cash flow in 2019, and will continue to do so in the years to come," Hete said. "More than 80 percent of our 767 freighter fleet is deployed under long-term external leases, and our CMI, ACMI and charter flying will continue to grow through our key relationships with large commercial and government customers. Compared with air carriers with more payload-sensitive business models, the outlook for the e-commerce-driven regional air networks that drive our cash flow remains very bright."

Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The non-GAAP financial measures are reconciled to GAAP results in tables later in this release.
Conference Call
ATSG will host a conference call on August 6, 2019, at 10 a.m. Eastern time to review its financial results for the second quarter of 2019. Participants should dial (800) 708-4539 and international participants should dial (847) 619-6396 ten minutes before the scheduled start of the call and ask for conference pass code 48891939. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com. A replay of the conference call will be available by phone on August 6, 2019, beginning at 2 p.m. and continuing through August 13, 2019, at (888) 843-7419 (international callers (630) 652-3042; use pass code 48891939#). The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services; our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers, our ability to remain in compliance with our agreements with key customers and lenders; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
REVENUES	$334,576	$203,607	$682,759	$406,647

OPERATING EXPENSES
Salaries, wages and benefits	97,850	74,049	197,191	144,832
Depreciation and amortization	63,266	41,620	125,903	81,624
Maintenance, materials and repairs	39,651	36,817	84,389	73,683
Fuel	33,984	5,913	68,734	11,701
Contracted ground and aviation services	14,531	2,444	30,129	4,828
Travel	20,937	7,288	41,035	13,920
Landing and ramp	2,391	1,311	5,439	2,459
Rent	3,984	3,760	7,737	6,990
Insurance	1,857	1,420	3,768	2,777
Transaction fees	—	—	373	—
Other operating expenses	18,643	5,087	34,051	12,292
	297,094	179,709	598,749	355,106

OPERATING INCOME	37,482	23,898	84,010	51,541
OTHER INCOME (EXPENSE)
Net gain (loss) on financial instruments	(35,886)	11,697	(31,386)	10,812
Interest expense	(16,804)	(5,366)	(34,194)	(10,728)
Non-service component of retiree benefit (costs) credits	(2,351)	2,045	(4,702)	4,090
Loss from non-consolidated affiliates	(5,998)	(2,417)	(9,814)	(4,953)
Interest income	81	54	177	77
	(60,958)	6,013	(79,919)	(702)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(23,476)	29,911	4,091	50,839
INCOME TAX EXPENSE	(3,156)	(5,447)	(8,089)	(10,693)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(26,632)	24,464	(3,998)	40,146

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	31	170	62	366
NET EARNINGS (LOSS)	$(26,601)	$24,634	$(3,936)	$40,512

EARNINGS (LOSS) PER SHARE - CONTINUING OPERATIONS
Basic	$(0.45)	$0.42	$(0.07)	$0.68
Diluted	$(0.45)	$0.21	$(0.07)	$0.48

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	58,909	58,739	58,874	58,790
Diluted	58,909	68,363	58,874	68,784

Certain historical expenses have been reclassified to conform to the presentation above.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,784	$59,322
Accounts receivable, net of allowance of $2,716 in 2019 and $1,444 in 2018	128,514	147,755
Inventory	36,477	33,536
Prepaid supplies and other	19,092	18,608
TOTAL CURRENT ASSETS	238,867	259,221

Property and equipment, net	1,650,612	1,555,005
Lease incentive	155,605	63,780
Goodwill and acquired intangibles	533,371	535,359
Operating lease assets	57,576	—
Other assets	67,285	57,220
TOTAL ASSETS	$2,703,316	$2,470,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$122,092	$109,843
Accrued salaries, wages and benefits	49,068	50,932
Accrued expenses	14,212	19,623
Current portion of debt obligations	39,236	29,654
Current portion of lease obligations	15,770	—
Unearned revenue	18,637	19,082
TOTAL CURRENT LIABILITIES	259,015	229,134
Long term debt	1,402,782	1,371,598
Stock warrant obligations	401,441	203,782
Post-retirement obligations	59,738	64,485
Long term lease obligations	40,573	—
Other liabilities	50,882	51,905
Deferred income taxes	118,076	113,243

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 59,363,839 and 59,134,173 shares issued and outstanding in 2019 and 2018, respectively	594	591
Additional paid-in capital	473,053	471,158
Retained earnings (accumulated deficit)	(19,243)	56,051
Accumulated other comprehensive loss	(83,595)	(91,362)
TOTAL STOCKHOLDERS’ EQUITY	370,809	436,438
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,703,316	$2,470,585

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
CAM
Aircraft leasing and related revenues	$73,280	$58,603	$147,857	$115,205
Lease incentive amortization	(4,024)	(4,226)	(8,251)	(8,452)
Total CAM	69,256	54,377	139,606	106,753
ACMI Services	254,938	119,606	512,894	238,980
Other Activities	71,104	65,361	138,466	137,259
Total Revenues	395,298	239,344	790,966	482,992
Eliminate internal revenues	(60,722)	(35,737)	(108,207)	(76,345)
Customer Revenues	$334,576	$203,607	$682,759	$406,647

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	16,683	15,394	32,857	30,858
ACMI Services, inclusive of interest expense	973	500	13,283	3,915
Other Activities	4,006	3,039	5,909	6,757
Net, unallocated interest expense	(903)	(347)	(1,683)	(640)
Net gain (loss) on financial instruments	(35,886)	11,697	(31,386)	10,812
Other non-service components of retiree benefit (costs) credits, net	(2,351)	2,045	(4,702)	4,090
Transaction fees	—	—	(373)	—
Non-consolidated affiliates	(5,998)	(2,417)	(9,814)	(4,953)
Earnings (Loss) from Continuing Operations before Income Taxes (GAAP)	$(23,476)	$29,911	$4,091	$50,839

Adjustments to Pretax Earnings
Add non-service components of retiree benefit costs (credits), net	2,351	(2,045)	4,702	(4,090)
Add loss from non-consolidated affiliates	5,998	2,417	9,814	4,953
Add transaction fees	—	—	373	—
Add lease incentive amortization	4,024	4,226	8,251	8,452
Add net (gain) loss on financial instruments	35,886	(11,697)	31,386	(10,812)
Adjusted Pretax Earnings (non-GAAP)	$24,783	$22,812	$58,617	$49,342
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Earnings (loss) from Continuing Operations Before Income Taxes	$(23,476)	$29,911	$4,091	$50,839
Interest Income	(81)	(54)	(177)	(77)
Interest Expense	16,804	5,366	34,194	10,728
Depreciation and Amortization	63,266	41,620	125,903	81,624
EBITDA from Continuing Operations (non-GAAP)	$56,513	$76,843	$164,011	$143,114
Add non-service components of retiree benefit costs (credits), net	2,351	(2,045)	4,702	(4,090)
Add losses for non-consolidated affiliates	5,998	2,417	9,814	4,953
Add acquisition related transaction fees	—	—	373	—
Add lease incentive amortization	4,024	4,226	8,251	8,452
Add net (gain) loss on financial instruments	35,886	(11,697)	31,386	(10,812)

Adjusted EBITDA (non-GAAP)	$104,772	$69,744	$218,537	$141,617

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s Senior Credit Agreement to assess financial performance and determine the cost of borrowed funds. The adjustments also exclude the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of lease incentive costs recorded in revenue, and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, non-GAAP calculations, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Six Months Ended
	June 30, 2019		June 30, 2018		June 30, 2019		June 30, 2018
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (loss) from Continuing Operations - basic (GAAP)	$(26,632)		$24,464		$(3,998)		$40,146
Gain from warrant revaluation, net tax [1]	—		(10,448)		—		(7,473)
Earnings (loss) from Continuing Operations - diluted (GAAP)	(26,632)	$(0.45)	14,016	$0.21	(3,998)	$(0.07)	32,673	$0.48
Adjustments, net of tax
Lease incentive amortization [2]	3,073	0.05	3,272	0.05	6,301	0.11	6,544	0.10
Non-service component of retiree benefits [3]	1,795	0.03	(1,562)	(0.02)	3,590	0.06	(3,124)	(0.05)
Loss from affiliates [4]	6,837	0.12	1,871	0.02	9,751	0.17	3,834	0.05
Omni acquisition fees [5]	—	—	—	—	285	—	—	—
Derivative and warrant revaluation [6]	33,588	0.52	(626)	(0.01)	28,683	0.37	(2,440)	(0.04)
Adjusted Earnings from Continuing Operations (non-GAAP)	$18,661	$0.27	$16,971	$0.25	$44,612	$0.64	$37,487	$0.54

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted	58,909		68,363		58,874		68,784
Additional weighted average shares [1]	10,861		—		10,846		—
Adjusted Shares (non-GAAP)	69,770		68,363		69,720		68,784

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.
Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. Adjustment removes the unrealized gains and losses for a large grant of stock warrants granted to a customer as a lease incentive.

2.	Adjustment removes the amortization of the customer lease incentive which is recorded against revenue over the term of the related aircraft leases.

3.	Removes the non-service component of post-retirement costs and credits.

4.	Adjustment removes losses for the Company's non consolidated affiliates.

5.	Adjustment removes the fees incurred for the acquisition of Omni Air International, Inc.

6.	Adjustment removes gains or losses from derivative interest rate instruments and warrant revaluations.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31,	June 30,	December 31,
	2018	2019	2019 Projected

B767-200 Freighter	34	33	35
B767-200 Passenger [1]	3	3	3
B767-300 Freighter	33	34	42
B767-300 Passenger [1]	7	7	8
B777-200 Passenger	3	3	3
B757-200 Freighter	4	4	4
B757 Combi	4	4	4
B737-400 Freighter	2	1	1
Total Aircraft in Service	90	89	100

B767-300 in or awaiting cargo conversion	5	11	7
B737-400 staging for lease	—	1	—
B767-200 staging for lease	1	2	—
Total Aircraft	96	103	107

Aircraft in Service Deployments
	December 31,	June 30,	December 31,
	2018	2019	2019 Projected

Dry leased without CMI	28	26	32
Dry leased with CMI	31	30	35
ACMI/Charter	31	33	33

1.	Includes one Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft that are leased from external companies.